EXHIBIT 21.1

List of Subsidiaries

AirTouch, Inc., a California corporation (100%)
AirTouch Japan, Inc., a Japanese corporation (100%)
AirTouch Shenzhen, a Chinese corporation (50%)
AirTouch Labs, Inc., a California corporation (49%)